Exhibit 99.1

• Target revenue includes all revenue of Smart Online and is not limited to subscription revenue.

Target revenue assumes that each month for 18 consecutive months Smart Online sells monthly subscriptions for the stated percentage of the number of registered users we project to have in such months. Beginning and ending dates of this 18-month period are undefined and do not correspond with any fiscal quarter or fiscal year as they are meant to demonstrate the effect of achieving the above mentioned conversion rates for numbers anticipated registered users and are not meant to forecast financial performance in any particular time period as Smart Online is not forecasting when or whether it can achieve the monthly conversion rates stated above.

At May 31, 2005 Smart Online had approximately 72,000 online registered users. A registered user for these purposes is someone who has provided us with their name and email address or telephone number by registering on or after October 1999 at www.SmartOnline.com or at the website of one of our syndication partners. Registered users may be a free user or may have made one or more purchases. Registered users may or may not be currently actively using Smart Online products.

Target revenue is for the 12-month period at the end of the foregoing 18-month period.

See statements regarding forward looking statements and risks on Page 2 of this presentation. Details provided with the execution of an NDA.